EXHIBIT 99.1

Caterpillar Inc.

3Q 2013 Earnings Release

October 23, 2013

FOR IMMEDIATE RELEASE

Caterpillar Reports Third-Quarter Results,

Provides Updated 2013 Outlook and Preliminary 2014 Outlook

PEORIA, Ill. — Caterpillar Inc. (NYSE: CAT) today announced third-quarter sales and revenues of $13.423 billion, down from $16.445 billion in the third quarter of 2012.  Profit per share for the third quarter of 2013 was $1.45, down from third-quarter 2012 profit per share of $2.54.

The company has revised its 2013 outlook and now expects sales and revenues to be about $55 billion, with profit per share of about $5.50.  The previous outlook for 2013 sales and revenues was a range of $56 to $58 billion with profit per share of about $6.50 at the middle of that range.

“This year has proven to be difficult, with expected sales and revenues nearly $11 billion lower than last year.  That is a 17 percent decline from 2012, with about 75 percent of the drop from Resource Industries, which is principally mining.  We expect Resource Industries to be down close to 40 percent for the full year and Power Systems’ and Construction Industries’ sales to each be down about 5 percent,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.

Not only is mining down from 2012, the demand for equipment has been difficult to forecast.  Orders for new mining equipment began to drop significantly in mid-2012 and have continued at very low levels.  As a result of weak orders and feedback from end users, the sales and revenues outlook provided in January of 2013 included a decline in mining sales.  At that time, based on strong mine production for many commodities, the company’s outlook expected that order rates would improve later in 2013.

“Unfortunately, order rates have not picked up much despite continuing strong commodity production.  That has caused us to ratchet down our sales and revenues outlook as we have moved through 2013,” Oberhelman said.

A key element of Caterpillar’s strategy is focused on cost flexibility and reducing costs in a downturn.  The magnitude of the decline in sales in 2013 has resulted in substantial actions to lower production, costs and

(more)

employment.  Actions taken already include many temporary plant shutdowns, a reduction of more than 13,000 of our global workforce throughout the past year, temporary layoffs for thousands of salaried and management employees, reductions in program spending, substantially lowered incentive pay, lower capital expenditures and implementation of general austerity measures across the company.

Caterpillar has taken substantial actions and is mitigating some of the impact of lower mining sales on profit.  The company expects to limit the decline in 2013 operating profit from 2012 to about 30 percent of the sales and revenues change.  This is at the high end of the company’s incremental operating profit pull through target range and is a result of unfavorable product mix as the sales decline is weighted toward higher margin mining products.

Although it has been a challenging year for sales and profit, it has been a positive year for cash flow.  In the third quarter, the Machinery and Power Systems (M&PS) operating cash flow was $2.1 billion, and the company is expecting 2013 to be its second best year in history for cash flow and not far from the all-time record.  Strong cash flow has enabled the company to improve its balance sheet, repurchase $2 billion in Caterpillar stock this year, raise the quarterly dividend by 15 percent and improve the debt-to-capital ratio.  The company’s debt-to-capital ratio was 34 percent at the end of the third quarter, and it is expected to improve further by year end.  This represents a substantial improvement over the past five years from the 58 percent debt-to-capital ratio at the end of 2008.

“With $11 billion coming off the top line, it has been a painful year and has required wide ranging and substantial actions across the company.  Year-to-date, excluding the impact of inventory absorption, we’ve lowered costs about $700 million and reduced capital expenditures by about $400 million.  We’ve continued to improve our operational performance this year, and it’s unfortunate that the improvements we’ve made have been far overshadowed by the sales decline in mining.  Safety levels in our factories continue to improve, and product quality is better — we see it in our metrics and are hearing it from dealers and customers.  While our machine sales are down, in most industries, including mining, we’re doing better than our competitors as a whole and that includes those in China.  Our year-to-date sales in China are up, including an increase of almost 30 percent in the third quarter of 2013.  Our balance sheet is the strongest in years; we’re having a great year for cash flow; our debt-to-capital ratio is improving; we repurchased $2 billion of stock and raised the dividend 15 percent.  In addition, our Power Systems segment has done a good job this year.  It’s our largest segment with sales and profit that has been relatively stable in 2013,” Oberhelman said.

Preliminary 2014 Sales and Revenues Outlook

From an economic standpoint, the company expects better world growth in 2014.  However, significant risks and uncertainties remain that could temper global economic growth.  The direction of U.S. fiscal and monetary policy remains uncertain; Eurozone economies are far from healthy and China continues to transition to a more consumer-demand led economy.  In addition, despite higher mine production around the world, new orders for mining equipment remain very low.  As a result, the company is holding its outlook for 2014 sales and revenues flat with 2013 in a plus or minus 5 percent range.  The company expects sales growth in Construction Industries, relatively flat sales in Power Systems and a decline in Resource Industries’ sales.

“There are encouraging signs, but there is also a good deal of uncertainty worldwide as we look ahead to 2014, and our preliminary outlook reflects that uncertainty.  Despite prospects for improved economic growth and continued strong mine production around the world, we won’t be increasing our expectations for Resource Industries until mining orders improve.  We can’t change the economy or industry demand, but we’ve taken many actions to align our costs with the environment we’re in currently.  While we’ve done much already, we’re not finished and expect to take deeper actions to improve our cost structure and balance sheet.  We’re not seeing bright spots in mining yet, but the turnaround will happen at some point, and when it does, we’ll be ready to respond,” Oberhelman added.

Notes:

•                  Glossary of terms is included on pages 18-19; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 20.

For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  With 2012 sales and revenues of $65.875 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services and Progress Rail Services.  More information is available at: http://www.caterpillar.com.

Caterpillar contact:  Jim Dugan, Corporate Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

FORWARD-LOOKING STATEMENTS

Certain statements in this Release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions.  These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity or component price increases, fluctuations in demand for our products, or limited availability of raw materials and component products, including steel; (iv) our and our customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks and instability, including national or international conflicts and civil unrest; (vi) our and Cat Financial’s ability to: maintain credit ratings, avoid material increases in borrowing costs, and access capital markets; (vii) the financial condition and credit worthiness of Cat Financial’s customers; (viii) changes in interest rates or market liquidity; (ix) changes in financial services regulation; (x) inability to realize expected benefits from acquisitions, including ERA Mining Machinery Limited, and divestitures, including the divestiture of the Bucyrus International, Inc. distribution business to our independent dealers; (xi) international trade and investment policies; (xii) market acceptance of our products and services; (xiii) changes in the competitive environment, including market share, pricing and geographic and product mix of sales; (xiv) successful implementation of capacity expansion projects, cost reduction initiatives and efficiency or productivity initiatives, including the Caterpillar Production System; (xv) inventory management decisions and sourcing practices of our dealers or original equipment manufacturers; (xvi) compliance with environmental laws and regulations; (xvii) alleged or actual violations of trade or anti-corruption laws and regulations; (xviii) additional tax expense or exposure; (xix) currency fluctuations; (xx) our or Cat Financial’s compliance with financial covenants; (xxi) increased pension plan funding obligations; (xxii) union disputes or other labor matters; (xxiii) significant legal proceedings, claims, lawsuits or investigations; (xxiv) compliance requirements imposed if carbon emissions legislation and/or regulations are adopted; (xxv) changes in accounting standards; (xxvi) failure or breach of information technology security; (xxvii) adverse effects of natural disasters; and (xxviii) other factors described in more detail under “Item 1A.  Risk Factors” in our Form 10-K filed with the SEC on February 19, 2013 for the year ended December 31, 2012.  This filing is available on our website at www.caterpillar.com/secfilings.

Key Points

Third Quarter 2013

(Dollars in millions except per share data)

	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
Machinery and Power Systems Sales	$12,678	$15,739	$(3,061)	(19)%
Financial Products Revenues	745	706	39	6%
Total Sales and Revenues	$13,423	$16,445	$(3,022)	(18)%

Profit	$946	$1,699	$(753)	(44)%
Profit per common share - diluted	$1.45	$2.54	$(1.09)	(43)%

•                  Third-quarter sales and revenues of $13.423 billion were 18 percent lower than the third quarter of 2012.  More than half of the decline in sales and revenues was a result of changes in dealer inventories.  In addition, dealer deliveries to end users declined, primarily in Resource Industries.

•                  Profit per share was $1.45 in the third quarter of 2013, down $1.09 from the third quarter of 2012.

•                  Our inventory continued to decline in the third quarter of 2013, which was positive to operating cash flow but unfavorable to profit.  Inventory was about $500 million below the end of the second quarter of 2013 and $2.2 billion below year-end 2012.

•                  Machinery and Power Systems (M&PS) operating cash flow was $2.109 billion in the third quarter of 2013, compared with $994 million in the third quarter of 2012.

•                  M&PS debt-to-capital ratio was 34.1 percent, down from 34.9 percent at the end of the second quarter of 2013.

•                  We repurchased $1 billion of stock in the third quarter of 2013 in addition to the $1 billion repurchased in the second quarter of 2013.

2013 Outlook

•                  The revised 2013 outlook reflects sales and revenues of about $55 billion.  The previous sales and revenues outlook was a range of $56 to $58 billion.

•                  The revised 2013 profit outlook is profit per share of about $5.50.  The previous profit outlook was about $6.50 per share at the middle of the sales and revenues outlook range.

•                  We expect capital expenditures for 2013 will be less than $3 billion.  Capital expenditures were $3.4 billion in 2012.

Preliminary 2014 Sales and Revenues Outlook

•                  While many economic indicators are improving, significant risks and uncertainties remain that could temper global economic growth in 2014.

•                  The preliminary 2014 outlook for sales and revenues is flat with 2013 in a plus or minus 5 percent range.

CONSOLIDATED RESULTS

Consolidated Sales and Revenues

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the third quarter of 2012 (at left) and the third quarter of 2013 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Total sales and revenues were $13.423 billion in the third quarter of 2013, a decrease of $3.022 billion, or 18 percent, from the third quarter of 2012.  When reviewing the change in sales and revenues, we focus on the following perspectives:

•                  Reason for the change: Sales volume decreased $2.729 billion with nearly 80 percent of the decline in Resource Industries.  More than half of the total volume decrease was related to changes in dealer machine and engine inventories and the remainder was primarily a result of lower dealer deliveries to end users.  During the third quarter of 2012, dealers increased machine and engine inventories by about $800 million, and during the third quarter of 2013, dealers reduced machine and engine inventories by about $800 million.  Most of the decline was related to Resource Industries’ products, as dealers adjusted inventory levels in response to lower end-user demand resulting primarily from mining companies reducing their capital expenditures.

In addition, currency was unfavorable $188 million primarily due to the weaker Japanese yen, as sales in yen translated into fewer U.S. dollars.  The net impact of acquisitions and divestitures was unfavorable $87 million, with more than half of the decline due to the absence of our third party logistics business.  Price realization was unfavorable $57 million mainly due to continuing sales from a large government order in Brazil and an increasingly competitive pricing environment primarily within Construction Industries.  These decreases were partially offset by increased Financial Products’ revenues of $39 million.

While almost all of the decline in sales was related to new equipment, aftermarket parts sales declined slightly.

•                  Sales by geographic region: While sales declined in all geographic regions, the most significant reduction was in Asia/Pacific.  The Asia/Pacific decline was primarily related to lower sales in Australia where the most significant decrease was in mining sales, due to continued low demand.  While sales in Asia/Pacific declined overall, sales in China increased.  During the quarter, our total sales and revenues in China increased about 30 percent from the third quarter of 2012 and represented about 6 percent of total sales and revenues.  The declines in North America and EAME were primarily due to unfavorable changes in dealer inventories.

•                  Sales by segment: Sales decreased in all segments.  The most significant was a 42-percent decline in Resource Industries resulting primarily from changes in dealer inventories and weaker demand in mining primarily due to mining companies reducing their capital expenditures.  Power Systems’ sales and Construction Industries’ sales both decreased 7 percent.  Financial Products segment revenues were up 4 percent.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the third quarter of 2012 (at left) and the third quarter of 2013 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes consolidating adjustments and Machinery and Power Systems other operating (income) expenses.

Operating profit for the third quarter of 2013 was $1.401 billion, a decline of $1.195 billion from the third quarter of 2012.  The decrease was primarily the result of lower sales volume, which included an unfavorable mix of products.  The unfavorable mix was primarily due to a more significant decline in Resource Industries’ sales than sales for other segments.  Acquisitions and divestitures negatively impacted operating profit by $268 million primarily due to the absence of a gain from the sale of a majority interest in our external logistics business during the third quarter of 2012.  Price realization was unfavorable mainly due to continuing sales from a large government order in Brazil and an increasingly competitive pricing environment primarily within Construction Industries.  These unfavorable impacts were partially offset by decreases in SG&A and R&D expenses, a favorable impact from currency and lower manufacturing costs.

Decreases in SG&A and R&D expenses were primarily due to lower discretionary and program spending driven by cost reduction measures implemented in response to lower volumes.  The favorable impact of currency was mostly due to the Japanese yen.  We have a sizeable manufacturing presence in Japan, and while some of this production is sold in Japan, we are a net exporter, and therefore, a weaker yen provides a cost benefit.

Manufacturing costs decreased $102 million.  The decrease was primarily due to lower material costs and warranty expense, partially offset by unfavorable changes in cost absorption resulting from a decrease in inventory during the third quarter of 2013 and an increase in inventory during the third quarter of 2012.

Despite the significant reduction in sales volume, manufacturing efficiencies were about flat due to cost reduction initiatives including temporary factory shutdowns, rolling layoffs throughout much of the company and reductions in our workforce.

Other Profit/Loss Items

•                  Interest expense excluding Financial Products decreased $13 million compared with the third quarter of 2012.

•                  Other income/expense was expense of $24 million compared with expense of $17 million in the third quarter of 2012.  Both periods include unfavorable impacts from currency translation and hedging.

•                  The provision for income taxes in the third quarter of 2013 reflects an estimated annual tax rate of 29 percent compared with 30.5 percent for 2012, excluding the item discussed below.  The decrease is primarily due to the U.S. research and development tax credit that was expired in 2012, along with expected changes in our geographic mix of profits from a tax perspective.

The tax provision for the third quarter of 2013 also included a tax benefit of $55 million resulting from true-up of estimated amounts used in the tax provision to the 2012 U.S. tax return as filed in September 2013.

Global Workforce

Caterpillar worldwide full-time employment was 121,506 at the end of the third quarter of 2013, compared with 129,113 at the end of the third quarter of 2012, a decrease of 7,607 full-time employees.  The flexible workforce decreased 6,054 for a total decrease in the global workforce of 13,661.

The decrease was primarily the result of lower production volume.

	September 30,
	2013	2012	Change
Full-time employment	121,506	129,113	(7,607)
Flexible workforce	15,598	21,652	(6,054)
Total	137,104	150,765	(13,661)

Summary of change
U.S. workforce			(4,098)
Non-U.S. workforce			(9,084)
			(13,182)

Acquisitions / divestitures - net			(479)
Total			(13,661)

SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Third Quarter 2013
Construction Industries[1]	$4,547	(7)%	$1,743	(9)%	$707	12%	$989	(17)%	$1,108	(6)%
Resource Industries[2]	3,004	(42)%	1,028	(28)%	585	(42)%	713	(24)%	678	(63)%
Power Systems[3]	4,922	(7)%	1,905	(12)%	608	12%	1,450	(7)%	959	(7)%
All Other Segment [4]	219	(31)%	148	(19)%	13	18%	35	(49)%	23	(60)%
Corporate Items and Eliminations	(14)		(13)		—		—		(1)
Machinery & Power Systems Sales	$12,678	(19)%	$4,811	(15)%	$1,913	(12)%	$3,187	(15)%	$2,767	(33)%

Financial Products Segment	807	4%	431	7%	105	2%	127	11%	144	(8)%
Corporate Items and Eliminations	(62)		(36)		(8)		(7)		(11)
Financial Products Revenues	$745	6%	$395	11%	$97	1%	$120	11%	$133	(8)%

Consolidated Sales and Revenues	$13,423	(18)%	$5,206	(14)%	$2,010	(12)%	$3,307	(14)%	$2,900	(32)%

Third Quarter 2012
Construction Industries [1]	$4,904		$1,910		$629		$1,186		$1,179
Resource Industries[2]	5,214		1,421		1,001		936		1,856
Power Systems[3]	5,317		2,175		543		1,564		1,035
All Other Segment[4]	318		182		11		68		57
Corporate Items and Eliminations	(14)		(14)		—		—		—
Machinery & Power Systems Sales	$15,739		$5,674		$2,184		$3,754		$4,127

Financial Products Segment	776		403		103		114		156
Corporate Items and Eliminations	(70)		(46)		(7)		(6)		(11)
Financial Products Revenues	$706		$357		$96		$108		$145

Consolidated Sales and Revenues	$16,445		$6,031		$2,280		$3,862		$4,272

1                    Does not include inter-segment sales of $68 million and $102 million in third quarter 2013 and 2012, respectively.

2                    Does not include inter-segment sales of $208 million and $253 million in third quarter 2013 and 2012, respectively.

3                    Does not include inter-segment sales of $471 million and $597 million in third quarter 2013 and 2012, respectively.

4                    Does not include inter-segment sales of $778 million and $885 million in third quarter 2013 and 2012, respectively.

Sales and Revenues by Segment

(Millions of dollars)	Third Quarter 2012	Sales Volume	Price Realization	Currency	Acquisitions/ Divestitures	Other	Third Quarter 2013	$ Change	% Change
Construction Industries	$4,904	$(119)	$(84)	$(154)	$—	$—	$4,547	$(357)	(7)%
Resource Industries	5,214	(2,144)	(3)	(29)	(34)	—	3,004	(2,210)	(42)%
Power Systems	5,317	(420)	30	(5)	—	—	4,922	(395)	(7)%
All Other Segment	318	(45)	(1)	—	(53)	—	219	(99)	(31)%
Corporate Items and Eliminations	(14)	(1)	1	—	—	—	(14)	—
Machinery & Power Systems Sales	$15,739	$(2,729)	$(57)	$(188)	$(87)	$—	$12,678	$(3,061)	(19)%

Financial Products Segment	776	—	—	—	—	31	807	31	4%
Corporate Items and Eliminations	(70)	—	—	—	—	8	(62)	8
Financial Products Revenues	$706	$—	$—	$—	$—	$39	$745	$39	6%

Consolidated Sales and Revenues	$16,445	$(2,729)	$(57)	$(188)	$(87)	$39	$13,423	$(3,022)	(18)%

Operating Profit by Segment

(Millions of dollars)	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
Construction Industries	$262	$459	$(197)	(43)%
Resource Industries	409	1,113	(704)	(63)%
Power Systems	883	943	(60)	(6)%
All Other Segment	170	482	(312)	(65)%
Corporate Items and Eliminations	(469)	(512)	43
Machinery & Power Systems	$1,255	$2,485	$(1,230)	(49)%
Financial Products Segment	218	190	28	15%
Corporate Items and Eliminations	(8)	(9)	1
Financial Products	$210	$181	$29	16%
Consolidating Adjustments	(64)	(70)	6
Consolidated Operating Profit	$1,401	$2,596	$(1,195)	(46)%

CONSTRUCTION INDUSTRIES

Millions of Dollars

Sales Comparison

	Third Quarter 2012	Sales Volume	Price Realization	Currency	Third Quarter 2013	$ Change	% Change

Sales Comparison[1]	$4,904	($119)	($84)	($154)	$4,547	($357)	(7) %

Sales by Geographic Region

	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
North America	$1,743	$1,910	($167)	(9) %
Latin America	707	629	78	12%
EAME	989	1,186	(197)	(17) %
Asia/Pacific	1,108	1,179	(71)	(6) %
Total[1]	$4,547	$4,904	($357)	(7) %

Operating Profit

	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
Operating Profit	$262	$459	($197)	(43) %

1  Does not include inter-segment sales of $68 million and $102 million in the third quarter 2013 and 2012, respectively.

Construction Industries’ sales were $4.547 billion in the third quarter of 2013, a decrease of $357 million, or 7 percent, from the third quarter of 2012.  The sales decrease was due to the unfavorable impact of currency, lower sales volume and unfavorable price realization.  Sales of new equipment declined, and sales of aftermarket parts were about flat.

•                  The unfavorable currency impact was primarily from a weaker Japanese yen, as sales in yen translated into fewer U.S. dollars.

•                  The decline in sales volume was primarily related to changes in dealer inventories which more than offset improvements in deliveries to end users in North America and Latin America.

•                  Price realization was unfavorable primarily due to continuing sales from a large government order in Brazil and an increasingly competitive pricing environment.

Sales declined in all geographic regions except Latin America.

•                  The increase in Latin America was primarily due to continuing sales from a large government order in Brazil.

•                  In EAME, end-user demand declined as a result of continuing economic weakness in Europe, dealer inventory changes were negative and price realization was unfavorable, due to an increasingly competitive pricing environment.

•                  In North America, end-user demand increased, but was more than offset by the negative impact of dealer inventory changes.  The increase in end-user demand resulted primarily from construction-related spending in the United States.  Although still below prior peaks, it has improved.

•                  In Asia/Pacific, higher sales in China were more than offset by negative currency impacts primarily from the weaker Japanese yen and lower sales in other countries due to slower economic growth.

Construction Industries’ profit was $262 million in the third quarter of 2013, compared with $459 million in the third quarter of 2012.  The decrease in profit was primarily due to unfavorable price realization, lower sales volume, which included an unfavorable mix of products, and the absence of a gain on sale of land from the third quarter of 2012.

RESOURCE INDUSTRIES

Millions of Dollars

Sales Comparison

	Third Quarter 2012	Sales Volume	Price Realization	Currency	Acquisitions/ Divestitures	Third Quarter 2013	$ Change	% Change

Sales Comparison[1]	$5,214	($2,144)	($3)	($29)	($34)	$3,004	($2,210)	(42) %

Sales by Geographic Region

	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
North America	$1,028	$1,421	($393)	(28) %
Latin America	585	1,001	(416)	(42) %
EAME	713	936	(223)	(24) %
Asia/Pacific	678	1,856	(1,178)	(63) %
Total[1]	$3,004	$5,214	($2,210)	(42) %

Operating Profit

	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
Operating Profit	$409	$1,113	($704)	(63) %

1  Does not include inter-segment sales of $208 million and $253 million in the third quarter 2013 and 2012, respectively.

Resource Industries’ sales were $3.004 billion in the third quarter of 2013, a decrease of $2.210 billion, or 42 percent, from the third quarter of 2012, almost all from lower sales volume.  About half of the decline in sales volume was due to changes in dealer machine inventory.  Dealers continued to significantly reduce machine inventory during the third quarter of 2013 to better align inventory levels with demand.  This compares with an increase in dealer machine inventory during the third quarter of 2012.  Demand was also lower as dealer deliveries to end users declined resulting from mining companies reducing their capital expenditures.  Almost all of the sales decline was related to new equipment.  Aftermarket part sales also declined as some companies are delaying maintenance and rebuild activities.

Sales were lower in every region of the world, with the most significant decline in Asia/Pacific, where about half of the worldwide dealer inventory impacts occurred.  Although production of most mined commodities is near or above a year ago, after several years of increasing capital expenditures customers in all geographic regions have reduced spending across the mining industry.  As a result, end-user demand was lower, and new orders for mining equipment continued to be weak in the quarter.

Resource Industries’ profit was $409 million in the third quarter of 2013 compared with $1.113 billion in the third quarter of 2012.  The decrease was primarily the result of lower sales volume, partially offset by lower SG&A and R&D expenses and decreased manufacturing costs.

Decreases in SG&A and R&D expenses were primarily due to lower discretionary and program spending driven by cost reduction measures implemented in response to lower volumes.  The decrease in manufacturing costs was driven by lower period manufacturing expenses due to cost reduction measures and lower material costs.  These favorable impacts were partially offset by unfavorable changes in cost absorption resulting from a decrease in inventory during the third quarter of 2013 and an increase in inventory during the third quarter of 2012.

POWER SYSTEMS

Millions of Dollars

Sales Comparison

	Third Quarter 2012	Sales Volume	Price Realization	Currency	Third Quarter 2013	$ Change	% Change

Sales Comparison[1]	$5,317	($420)	$30	($5)	$4,922	($395)	(7) %

Sales by Geographic Region

	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
North America	$1,905	$2,175	($270)	(12) %
Latin America	608	543	65	12%
EAME	1,450	1,564	(114)	(7) %
Asia/Pacific	959	1,035	(76)	(7) %
Total[1]	$4,922	$5,317	($395)	(7) %

Operating Profit

	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
Operating Profit	$883	$943	($60)	(6) %

1  Does not include inter-segment sales of $471 million and $597 million in the third quarter 2013 and 2012, respectively.

Power Systems’ sales were $4.922 billion in the third quarter of 2013, a decrease of $395 million, or 7 percent, from the third quarter of 2012.  The decrease was a result of lower volume primarily for electric power, rail and petroleum applications.  Sales declines in electric power and petroleum applications were driven by dealers reducing their inventory levels in the third quarter of 2013, compared with dealers increasing inventory levels in the third quarter of 2012.  Turbine-related sales, which are sold directly to end users and are not affected by dealer inventory, were about flat.  Decreases in rail were driven by a reduction in services and locomotive sales.

Sales decreased in all regions except Latin America.

•                  In North America, the sales decrease was due to declines in end-user demand, primarily in petroleum applications and rail services.  For petroleum, lower demand was due to an oversupply of equipment used in drilling and well servicing applications.  For rail services, declines in railway coal traffic resulted in lower maintenance and repair needs.  In addition, changes in dealer inventories were unfavorable for electric power applications as dealers increased inventories in anticipation of higher demand during the third quarter of 2012, and reduced their inventories during the third quarter of 2013.

•                  In EAME, the sales decrease was primarily due to the impact of dealer inventory changes for electric power applications.  During the third quarter of 2012, dealers increased inventories in anticipation of higher demand and reduced their inventories during the third quarter of 2013.

•                  In Asia/Pacific, the decline in sales was due to unfavorable changes in dealer inventories.  During the third quarter of 2012, dealers increased inventories in anticipation of higher demand and reduced their inventories during the third quarter of 2013.  Those negative impacts were partially offset by higher end-user demand across most applications.

•                  The improvement in Latin America was primarily due to the completion of two large turbine projects.

Power Systems’ profit was $883 million in the third quarter of 2013 compared with $943 million in the third quarter of 2012.  The decrease was primarily due to lower sales volume, partially offset by lower manufacturing costs, decreased SG&A and R&D expenses and favorable price realization.

The decrease in manufacturing costs was driven by lower material costs and a favorable change in cost absorption resulting from an increase in inventory during the third quarter of 2013 and a decrease in inventory during the third quarter of 2012.  SG&A and R&D expenses were favorable primarily due to lower program costs.

FINANCIAL PRODUCTS SEGMENT

Millions of Dollars

Revenues by Geographic Region

	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
North America	$431	$403	$28	7%
Latin America	105	103	2	2%
EAME	127	114	13	11%
Asia/Pacific	144	156	(12)	(8) %
Total	$807	$776	$31	4%

Operating Profit

	Third Quarter 2013	Third Quarter 2012	$ Change	% Change
Operating Profit	$218	$190	$28	15%

Financial Products’ revenues were $807 million, an increase of $31 million, or 4 percent, from the third quarter of 2012.  The increase was primarily due to the favorable impact from higher average earning assets across all geographic regions except Asia/Pacific and an increase in Cat Insurance revenues in North America partially offset by declines in EAME and Latin America.  These increases were partially offset by the unfavorable impact from lower average financing rates on new and existing finance receivables and operating leases across all geographic regions.

Financial Products’ profit was $218 million in the third quarter of 2013, compared with $190 million in the third quarter of 2012.  The increase was primarily due to an $18 million favorable impact from higher average earning assets and a $17 million favorable impact from lower claims experience at Cat Insurance.

At the end of the third quarter of 2013, past dues at Cat Financial were 2.45 percent compared with 2.64 percent at the end of the second quarter of 2013, 2.26 percent at the end of 2012 and 2.80 percent at the end of the third quarter of 2012.  Write-offs, net of recoveries, were $58 million for the third quarter of 2013, up from $29 million for the third quarter of 2012.  The increase in write-offs was primarily related to Cat Financial’s European marine portfolio and was previously provided for in the allowance for credit losses.

As of September 30, 2013, Cat Financial’s allowance for credit losses totaled $404 million or 1.40 percent of net finance receivables, compared with $426 million or 1.49 percent of net finance receivables at year-end 2012.  The allowance for credit losses as of September 30, 2012, was $404 million or 1.47 percent of net finance receivables.

All Other Segment

All Other Segment includes groups that provide services such as component manufacturing, remanufacturing and logistics.

The decrease in sales was primarily due to the absence of our third party logistics business, which was sold in the third quarter of 2012.  Lower profit was primarily due to the absence of the gain on the sale of our third party logistics business.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $477 million in the third quarter of 2013, a decrease of $44 million from the third quarter of 2012.  Corporate items and eliminations include: corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for M&PS, as segment profit is reported using annual fixed exchange rates; and inter-segment eliminations.

The decrease in expense from the third quarter of 2012 was primarily due to favorable impacts from timing differences, partially offset by unfavorable impacts from currency.  Segment profit for 2013 is based on fixed exchange rates set at the beginning of 2013, while segment profit for 2012 is based on fixed exchange rates set at the beginning of 2012.  The difference in actual exchange rates compared with fixed exchange rates is included in corporate items and eliminations and is not reflected in segment profit.

2013 Outlook

We now expect 2013 sales and revenues of about $55 billion and profit per share of about $5.50.  The previous outlook for 2013 sales and revenues was a range of $56 to $58 billion with profit per share of about $6.50 at the middle of that range.  Sales expectations are lower for Resource Industries and Construction Industries.

The primary reason for the decline in the profit outlook is lower sales volume including an unfavorable mix of products and lower price realization.

The 2013 outlook expects sales and revenues in the fourth quarter to be slightly higher than in the third quarter, but profit per share to be lower.  The expected decline in profit despite higher sales is primarily due to higher costs in the fourth quarter resulting from seasonal spending patterns.

Preliminary 2014 Sales and Revenues Outlook

World purchasing manager surveys for both manufacturing and services have improved in recent months, signaling the world economy is rebounding from more than two years of slowing growth.  Recent economic indicators also suggest that growth in the United States, Europe, Japan and China in 2014 should match or exceed 2013 growth.  Better growth in these key economies would improve export opportunities for other countries and increase commodity demand.  We expect world economic growth will improve from 2.1 percent in 2013 to about 3 percent in 2014.

However, significant risks and uncertainties remain that could temper global economic growth in 2014.  The direction of U.S. fiscal and monetary policy action is highly uncertain; Eurozone economies are far from healthy and China continues to transition to a more consumer-demand led economy.  In addition, despite higher mine production, new orders for mining equipment remain very low.

As a result, we are holding our outlook for 2014 sales and revenues flat with 2013 in a plus or minus 5 percent range.  We are expecting sales growth in Construction Industries, relatively flat sales in Power Systems and a decline in Resource Industries’ sales.  As usual for this time of the year, we are in the process of developing our operational an resource planning for next year.  In January 2014, with our year-end financial release, we will provide a more complete outlook including sales and revenues and profit.

QUESTIONS AND ANSWERS

Q1:               Dealer machine and engine inventories declined in the third quarter of 2013.  Was this in line with your expectations?  Do you expect continued dealer inventory reduction in the fourth quarter?

A:                       Dealer machine and engine inventories decreased in the third quarter of 2013 by about $800 million, which was in line with our expectations.  This compares with an increase of about $800 million in the third quarter of 2012.  We expect another substantial decline in dealer inventories in the fourth quarter.  Most of the change in both periods was in Resource Industries related to mining.  During the third quarter of 2012, dealers received products that they had previously ordered in anticipation of higher demand.  During the third quarter of 2013, most of the decline was related to dealers adjusting inventory levels in response to lower end-user demand resulting primarily from mining companies reducing their capital expenditures.

Throughout today’s release we have made several comments on dealer inventory changes.  Dealers are independent and there could be many reasons for changes in their inventory levels.  In general, dealers adjust inventory based on their expectations of future demand and product delivery times.  Dealers’ demand expectations take into account seasonal changes, macroeconomic conditions and other factors.  Delivery times can vary based on availability of product from Caterpillar factories and product distribution centers.  In addition, dealers are utilizing inventory from our product distribution centers at a higher rate to meet end-user demand, primarily for Construction Industries’ products.

Q2:               Caterpillar inventory declined in the third quarter of 2013.  Do you expect company inventory to decrease in the fourth quarter?

A:                       The reduction in Caterpillar inventory was about $500 million in the third quarter of 2013.  The reduction was primarily in finished goods, including inventory held at product distribution centers.  We are working throughout the company to improve our supply chain and inventory performance.  We are not expecting a significant inventory change in the fourth quarter.

Q3:             Can you comment on your order backlog at the end of the third quarter of 2013?

A:                   At the end of the third quarter, the backlog was $19.1 billion, about the same as the end of the second quarter of 2013.  Continuing decreases for Resource Industries were offset by increases for Construction Industries.  Compared to the end of the third quarter of 2012, the order backlog declined significantly, primarily due to a substantial reduction in mining-related products within Resource Industries.  This decline was partially offset by an increase for Construction Industries.

Q4:               You have reduced costs significantly this year.  Are you contemplating additional cost reduction actions?

A:                       We are evaluating a wide range of actions throughout our business and anticipated changes may include rationalization of some products, shifting production between certain facilities, rationalization of some of our smaller facilities, workforce reductions and the consolidation of functions within our management structure.

Q5:               You are expecting 2013 profit per share of about $5.50.  Based on your actual results for the first three quarters, that implies that profit in the fourth quarter will decline from the third quarter.  Can you comment on what is causing the decline in profit?

A:                       Our outlook for 2013 expects sales and revenues in the fourth quarter to be slightly higher than in the third quarter, but profit per share to be lower.  The expected decline in profit, despite higher sales, is primarily a result of higher costs in the fourth quarter.  Historically, the fourth quarter is the highest cost quarter of the year due to seasonal spending patterns.

Q6:             Can you comment on M&PS operating cash flow for the third quarter of 2013?

A:                     M&PS operating cash flow was $2.1 billion in the third quarter — a $1.1 billion increase from the third quarter of 2012.  The improvement was the result of favorable changes in working capital, primarily inventory and accounts payable, partially offset by lower profit.

Our priorities for the uses of cash are maintaining a strong financial position that helps maintain our credit rating, providing capital to support growth, appropriately funding employee benefit plans, paying dividends and repurchasing common stock with excess cash.  Specifically for the third quarter, our cash and liquidity positions were strong, as evidenced by an enterprise cash balance of $6.4 billion.  Given the uncertainty in the global economy, we intend to maintain a strong cash and liquidity position.  So far this year, we have reduced M&PS debt by $1 billion, invested $1.9 billion in capital expenditures and provided $0.5 billion to fund defined benefit plans.  In addition, we increased the quarterly dividend by 15 percent in the second quarter of 2013 and repurchased $2 billion of common stock, resulting in a significant return to our stockholders.

Q7:             Can you provide an update on your stock repurchase plan?

A:                     In February 2007, the Board of Directors authorized the repurchase of $7.5 billion of Caterpillar stock, and in December 2011, the authorization was extended through December 2015.  We repurchased $1 billion in stock in both the second and third quarters of 2013.  Through the end of the third quarter of 2013, we have completed $5.8 billion, leaving $1.7 billion in the authorization.  With our M&PS debt-to-capital ratio well within our target range and strong cash flow, there is potential to complete the remaining $1.7 billion of the authorization before it expires at the end of 2015.

Q8:               For Resource Industries, particularly mining, can you comment on recent order rates and your expectations for sales in 2014?

A:                       While mining orders have improved from the lows of the past year, they remain very low for mining products.  As a result, we are not anticipating or planning for higher mining sales in 2014, and are continuing our efforts to lower costs.  We understand that mining is an industry where demand can change quickly … as it did to the upside in 2010 and to the downside in 2012.  That is why we are working on additional cost reduction.  While we are working to reduce costs, we are not expecting to make substantial changes in capacity.  We need to be ready when the industry improves.

Q9:               Can you provide an update on what is happening in the U.S. construction equipment industry?

A:                       Although we are four years into the recovery, the construction equipment industry is still well below the 2006 peak.  However, the housing industry has improved and many state and local government budgets are showing signs of improvement, which should be helpful to construction.  Dealer machine deliveries to end users in North America were higher in the third quarter of 2013 than in the third quarter of 2012.

Q10:        We have seen a lot of news surrounding the construction industry in China over the past few years.  Can you give us an update on your construction sales in China and your total company sales there?

A:                       We continue to build out our business model in China and are seeing the results.  One of the most important construction products in China is hydraulic excavators.  September year-to-date dealer deliveries to end users were higher than September year-to-date 2012.  During that same period, the overall excavator industry in China declined.  As a result, our market position improved.

Our total company sales and revenues in China were about $800 million in the third quarter 2013 as compared with about $600 million in the third quarter of 2012.  Through September of 2013 sales and revenues in China were about $2.5 billion compared with about $2.1 billion for the same period a year ago.

Q11:        Based on the dealer statistics that you report monthly, demand for your petroleum business showed significant fluctuations in the third quarter.  What is happening?

A:                       End-user demand for the petroleum industry was 1 percent lower than the third quarter of 2012.  Monthly fluctuations reported in the retail statistics have been related to the large project nature and timing of shipments of turbines.  Sales of turbines and reciprocating engines and related equipment for gas compression remain strong, but demand for drilling and well servicing is lower.

GLOSSARY OF TERMS

1.

All Other Segment — Primarily includes activities such as: the remanufacturing of Cat® engines and components and remanufacturing services for other companies as well as the product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Caterpillar products; logistics services; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America; distribution services responsible for dealer development and administration, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts. On July 31, 2012, we sold a majority interest in Caterpillar’s third party logistics business.

2.	Consolidating Adjustments — Eliminations of transactions between Machinery and Power Systems and Financial Products.
3.

Construction Industries — A segment primarily responsible for supporting customers using machinery in infrastructure and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing, and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders and pipe layers. In addition, Construction Industries has responsibility for Power Systems and three wholly-owned dealers in Japan and an integrated manufacturing cost center.

4.

Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impact on sales and operating profit for the Machinery and Power Systems lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.

Debt-to-Capital Ratio — A key measure of Machinery and Power Systems’ financial strength used by both management and our credit rating agencies. The metric is defined as Machinery and Power Systems’ short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery and Power Systems’ debt and stockholders’ equity. Debt also includes Machinery and Power Systems’ borrowings from Financial Products.

6.	EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
7.	Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
8.

Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

9.	Latin America — Geographic region including Central and South American countries and Mexico.
10.	Machinery and Power Systems (M&PS) — Represents the aggregate total of Construction Industries, Resource Industries, Power Systems and All Other Segment and related corporate items and eliminations.
11.

Machinery and Power Systems Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges, pension curtailment charges and employee redundancy costs.

12.

Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

13.

Power Systems — A segment primarily responsible for supporting customers using reciprocating engines, turbines and related parts across industries serving electric power, industrial, petroleum and marine applications as well as rail-related businesses. Responsibilities include business strategy, product design, product management, development, manufacturing, marketing, sales and product support of reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and petroleum industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the business strategy, product design, product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services; the development, manufacturing, remanufacturing, maintenance, leasing, and service of diesel-electric locomotives and components and other rail-related products and services.

14.

Price Realization — The impact of net price changes excluding currency and new product introductions. Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

15.

Resource Industries — A segment primarily responsible for supporting customers using machinery in mining and quarrying applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, underground mining equipment, electric rope shovels, draglines, hydraulic shovels, drills, highwall miners, tunnel boring equipment, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, select work tools, forestry products, paving products, industrial and waste products, machinery components and electronics and control systems. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development. In addition, segment profit includes the impact from divestiture of portions of the Bucyrus distribution business and the acquisition of Siwei.

16.

Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery and Power Systems sales with respect to total sales.

17.

Siwei — ERA Mining Machinery Limited, including its wholly-owned subsidiary Zhengzhou Siwei Mechanical & Electrical Manufacturing Co., Ltd., commonly known as Siwei, which was acquired during the second quarter of 2012. Siwei primarily designs, manufactures, sells and supports underground coal mining equipment in China and is included in our Resource Industries segment.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or substituted for the related GAAP measure.

Machinery and Power Systems

Caterpillar defines Machinery and Power Systems as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Power Systems information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 24-29 reconcile Machinery and Power Systems with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 764-9492 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/investor

http://www.caterpillar.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Jim Dugan

Corporate Affairs

(309) 494-4100 (Office) or (309) 360-7311 (Mobile)

mail to: Dugan_Jim@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Sales and revenues:
Sales of Machinery and Power Systems	$12,678	$15,739	$39,048	$47,711
Revenues of Financial Products	745	706	2,206	2,089
Total sales and revenues	13,423	16,445	41,254	49,800

Operating costs:
Cost of goods sold	9,774	11,639	30,186	35,156
Selling, general and administrative expenses	1,319	1,471	4,130	4,328
Research and development expenses	469	634	1,579	1,853
Interest expense of Financial Products	178	197	552	599
Other operating (income) expenses	282	(92)	631	329
Total operating costs	12,022	13,849	37,078	42,265

Operating profit	1,401	2,596	4,176	7,535

Interest expense excluding Financial Products	116	129	356	352
Other income (expense)	(24)	(17)	(79)	141

Consolidated profit before taxes	1,261	2,450	3,741	7,324

Provision (benefit) for income taxes	310	753	943	2,314
Profit of consolidated companies	951	1,697	2,798	5,010

Equity in profit (loss) of unconsolidated affiliated companies	(1)	5	(1)	12

Profit of consolidated and affiliated companies	950	1,702	2,797	5,022

Less: Profit (loss) attributable to noncontrolling interests	4	3	11	38

Profit [1]	$946	$1,699	$2,786	$4,984

Profit per common share	$1.48	$2.60	$4.30	$7.64

Profit per common share — diluted [2]	$1.45	$2.54	$4.21	$7.44

Weighted-average common shares outstanding (millions)
- Basic	639.3	653.6	647.6	652.0
- Diluted [2]	651.9	668.7	661.3	669.7

Cash dividends declared per common share	$—	$—	$1.12	$0.98

1                   Profit attributable to common stockholders.

2                   Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and short-term investments	$6,357	$5,490
Receivables - trade and other	8,649	10,092
Receivables - finance	9,161	8,860
Deferred and refundable income taxes	1,541	1,547
Prepaid expenses and other current assets	988	988
Inventories	13,392	15,547
Total current assets	40,088	42,524

Property, plant and equipment — net	16,588	16,461
Long-term receivables - trade and other	1,329	1,316
Long-term receivables - finance	14,585	14,029
Investments in unconsolidated affiliated companies	278	272
Noncurrent deferred and refundable income taxes	1,985	2,011
Intangible assets	3,718	4,016
Goodwill	6,968	6,942
Other assets	1,733	1,785
Total assets	$87,272	$89,356

Liabilities
Current liabilities:
Short-term borrowings:
– Machinery and Power Systems	$290	$636
– Financial Products	5,557	4,651
Accounts payable	6,280	6,753
Accrued expenses	3,373	3,667
Accrued wages, salaries and employee benefits	1,391	1,911
Customer advances	2,699	2,978
Other current liabilities	1,854	2,055
Long-term debt due within one year:
– Machinery and Power Systems	1,110	1,113
– Financial Products	6,565	5,991
Total current liabilities	29,119	29,755

Long-term debt due after one year:
– Machinery and Power Systems	7,951	8,666
– Financial Products	18,064	19,086
Liability for postemployment benefits	10,785	11,085
Other liabilities	3,176	3,182
Total liabilities	69,095	71,774

Stockholders’ equity
Common stock	4,657	4,481
Treasury stock	(11,914)	(10,074)
Profit employed in the business	31,614	29,558
Accumulated other comprehensive income (loss)	(6,247)	(6,433)
Noncontrolling interests	67	50
Total stockholders’ equity	18,177	17,582
Total liabilities and stockholders’ equity	$87,272	$89,356

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Nine Months Ended
	September 30,
	2013	2012
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,797	$5,022
Adjustments for non-cash items:
Depreciation and amortization	2,263	2,070
Other	377	(267)
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	1,165	136
Inventories	1,911	(3,118)
Accounts payable	41	(334)
Accrued expenses	(227)	32
Accrued wages, salaries and employee benefits	(500)	(643)
Customer advances	(287)	306
Other assets — net	(74)	(20)
Other liabilities — net	145	34
Net cash provided by (used for) operating activities	7,611	3,218
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(1,862)	(2,270)
Expenditures for equipment leased to others	(1,301)	(1,256)
Proceeds from disposals of leased assets and property, plant and equipment	593	840
Additions to finance receivables	(8,339)	(8,835)
Collections of finance receivables	6,790	6,567
Proceeds from sale of finance receivables	110	109
Investments and acquisitions (net of cash acquired)	(193)	(542)
Proceeds from sale of businesses and investments (net of cash sold)	168	1,009
Proceeds from sale of available-for-sale securities	297	243
Investments in available-for-sale securities	(312)	(299)
Other — net	(29)	82
Net cash provided by (used for) investing activities	(4,078)	(4,352)
Cash flow from financing activities:
Dividends paid	(730)	(937)
Distribution to noncontrolling interests	(10)	(5)
Common stock issued, including treasury shares reissued	77	41
Treasury shares purchased	(2,000)	—
Excess tax benefit from stock-based compensation	70	165
Acquisitions of redeemable noncontrolling interests	—	(444)
Proceeds from debt issued (original maturities greater than three months)	6,999	11,632
Payments on debt (original maturities greater than three months)	(8,770)	(6,727)
Short-term borrowings - net (original maturities three months or less)	1,736	166
Net cash provided by (used for) financing activities	(2,628)	3,891
Effect of exchange rate changes on cash	(38)	(125)
Increase (decrease) in cash and short-term investments	867	2,632
Cash and short-term investments at beginning of period	5,490	3,057
Cash and short-term investments at end of period	$6,357	$5,689

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended September 30, 2013
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$12,678	$12,678	$—	$—
Revenues of Financial Products	745	—	825	(80)[2]
Total sales and revenues	13,423	12,678	825	(80)

Operating costs:
Cost of goods sold	9,774	9,774	—	—
Selling, general and administrative expenses	1,319	1,168	156	(5)[3]
Research and development expenses	469	469	—	—
Interest expense of Financial Products	178	—	179	(1)[4]
Other operating (income) expenses	282	12	280	(10)[3]
Total operating costs	12,022	11,423	615	(16)

Operating profit	1,401	1,255	210	(64)

Interest expense excluding Financial Products	116	127	—	(11)[4]
Other income (expense)	(24)	(81)	4	53 [5]

Consolidated profit before taxes	1,261	1,047	214	—

Provision (benefit) for income taxes	310	248	62	—
Profit of consolidated companies	951	799	152	—

Equity in profit (loss) of unconsolidated affiliated companies	(1)	(1)	—	—
Equity in profit of Financial Products’ subsidiaries	—	149	—	(149)[6]

Profit of consolidated and affiliated companies	950	947	152	(149)

Less: Profit (loss) attributable to noncontrolling interests	4	1	3	—

Profit [7]	$946	$946	$149	$(149)

1       Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2       Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3       Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4       Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5       Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6       Elimination of Financial Products’ profit due to equity method of accounting.

7       Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended September 30, 2012
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$15,739	$15,739	$—	$—
Revenues of Financial Products	706	—	796	(90)[2]
Total sales and revenues	16,445	15,739	796	(90)

Operating costs:
Cost of goods sold	11,639	11,639	—	—
Selling, general and administrative expenses	1,471	1,325	153	(7)[3]
Research and development expenses	634	634	—	—
Interest expense of Financial Products	197	—	200	(3)[4]
Other operating (income) expenses	(92)	(344)	262	(10)[3]
Total operating costs	13,849	13,254	615	(20)

Operating profit	2,596	2,485	181	(70)

Interest expense excluding Financial Products	129	140	—	(11)[4]
Other income (expense)	(17)	(89)	13	59 [5]

Consolidated profit before taxes	2,450	2,256	194	—

Provision (benefit) for income taxes	753	697	56	—
Profit of consolidated companies	1,697	1,559	138	—

Equity in profit (loss) of unconsolidated affiliated companies	5	5	—	—
Equity in profit of Financial Products’ subsidiaries	—	135	—	(135)[6]

Profit of consolidated and affiliated companies	1,702	1,699	138	(135)

Less: Profit (loss) attributable to noncontrolling interests	3	—	3	—

Profit [7]	$1,699	$1,699	$135	$(135)

1       Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2       Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3       Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4       Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5       Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6       Elimination of Financial Products’ profit due to equity method of accounting.

7       Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Nine Months Ended September 30, 2013
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$39,048	$39,048	$—	$—
Revenues of Financial Products	2,206	—	2,462	(256)[2]
Total sales and revenues	41,254	39,048	2,462	(256)

Operating costs:
Cost of goods sold	30,186	30,186	—	—
Selling, general and administrative expenses	4,130	3,721	435	(26)[3]
Research and development expenses	1,579	1,579	—	—
Interest expense of Financial Products	552	—	557	(5)[4]
Other operating (income) expenses	631	(83)	737	(23)[3]
Total operating costs	37,078	35,403	1,729	(54)

Operating profit	4,176	3,645	733	(202)

Interest expense excluding Financial Products	356	388	—	(32)[4]
Other income (expense)	(79)	(250)	1	170 [5]

Consolidated profit before taxes	3,741	3,007	734	—

Provision (benefit) for income taxes	943	733	210	—
Profit of consolidated companies	2,798	2,274	524	—

Equity in profit (loss) of unconsolidated affiliated companies	(1)	(1)	—	—
Equity in profit of Financial Products’ subsidiaries	—	515	—	(515)[6]

Profit of consolidated and affiliated companies	2,797	2,788	524	(515)

Less: Profit (loss) attributable to noncontrolling interests	11	2	9	—

Profit [7]	$2,786	$2,786	$515	$(515)

1       Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2       Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3       Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4       Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5       Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6       Elimination of Financial Products’ profit due to equity method of accounting.

7       Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Nine Months Ended September 30, 2012
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$47,711	$47,711	$—	$—
Revenues of Financial Products	2,089	—	2,353	(264)[2]
Total sales and revenues	49,800	47,711	2,353	(264)

Operating costs:
Cost of goods sold	35,156	35,156	—	—
Selling, general and administrative expenses	4,328	3,922	430	(24)[3]
Research and development expenses	1,853	1,853	—	—
Interest expense of Financial Products	599	—	602	(3)[4]
Other operating (income) expenses	329	(408)	762	(25)[3]
Total operating costs	42,265	40,523	1,794	(52)

Operating profit	7,535	7,188	559	(212)

Interest expense excluding Financial Products	352	386	—	(34)[4]
Other income (expense)	141	(62)	25	178 [5]

Consolidated profit before taxes	7,324	6,740	584	—

Provision (benefit) for income taxes	2,314	2,146	168	—
Profit of consolidated companies	5,010	4,594	416	—

Equity in profit (loss) of unconsolidated affiliated companies	12	12	—	—
Equity in profit of Financial Products’ subsidiaries	—	408	—	(408)[6]

Profit of consolidated and affiliated companies	5,022	5,014	416	(408)

Less: Profit (loss) attributable to noncontrolling interests	38	30	8	—

Profit [7]	$4,984	$4,984	$408	$(408)

1       Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2       Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3       Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4       Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5       Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6       Elimination of Financial Products’ profit due to equity method of accounting.

7       Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Nine Months Ended September 30, 2013

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,797	$2,788	$524	$(515)[2]
Adjustments for non-cash items:
Depreciation and amortization	2,263	1,674	589	—
Undistributed profit of Financial Products	—	(365)	—	365	[3]
Other	377	247	(33)	163	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	1,165	758	40	367	[4,5]
Inventories	1,911	1,916	—	(5)[4]
Accounts payable	41	53	(82)	70	[4]
Accrued expenses	(227)	(101)	(126)	—
Accrued wages, salaries and employee benefits	(500)	(494)	(6)	—
Customer advances	(287)	(287)	—	—
Other assets - net	(74)	(51)	3	(26)[4]
Other liabilities - net	145	109	10	26	[4]
Net cash provided by (used for) operating activities	7,611	6,247	919	445
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,862)	(1,851)	(11)	—
Expenditures for equipment leased to others	(1,301)	(52)	(1,299)	50	[4]
Proceeds from disposals of leased assets and property, plant and equipment	593	72	535	(14)[4]
Additions to finance receivables	(8,339)	—	(10,400)	2,061	[5,8]
Collections of finance receivables	6,790	—	8,803	(2,013)[5]
Net intercompany purchased receivables	—	—	600	(600)[5]
Proceeds from sale of finance receivables	110	—	111	(1)[5]
Net intercompany borrowings	—	—	35	(35)[6]
Investments and acquisitions (net of cash acquired)	(193)	(193)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	168	246	—	(78)[8]
Proceeds from sale of available-for-sale securities	297	19	278	—
Investments in available-for-sale securities	(312)	(15)	(297)	—
Other - net	(29)	(32)	3	—
Net cash provided by (used for) investing activities	(4,078)	(1,806)	(1,642)	(630)
Cash flow from financing activities:
Dividends paid	(730)	(730)	(150)	150	[7]
Distribution to noncontrolling interests	(10)	(10)	—	—
Common stock issued, including treasury shares reissued	77	77	—	—
Treasury shares purchased	(2,000)	(2,000)	—	—
Excess tax benefit from stock-based compensation	70	70	—	—
Net intercompany borrowings	—	(35)	—	35	[6]
Proceeds from debt issued (original maturities greater than three months)	6,999	145	6,854	—
Payments on debt (original maturities greater than three months)	(8,770)	(1,134)	(7,636)	—
Short-term borrowings - net (original maturities three months or less)	1,736	1	1,735	—
Net cash provided by (used for) financing activities	(2,628)	(3,616)	803	185
Effect of exchange rate changes on cash	(38)	(23)	(15)	—
Increase (decrease) in cash and short-term investments	867	802	65	—
Cash and short-term investments at beginning of period	5,490	3,306	2,184	—
Cash and short-term investments at end of period	$6,357	$4,108	$2,249	$—

1       Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2       Elimination of Financial Products’ profit after tax due to equity method of accounting.

3       Elimination of non-cash adjustment for the undistributed earnings from Financial Products.

4       Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5       Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6       Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.

7       Elimination of dividend from Financial Products to Machinery and Power Systems.

8       Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of portions of the Bucyrus distribution business to Cat dealers.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Nine Months Ended September 30, 2012

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$5,022	$5,014	$416	$(408)[2]
Adjustments for non-cash items:
Depreciation and amortization	2,070	1,523	547	—
Undistributed profit of Financial Products	—	(158)	—	158	[3]
Other	(267)	(295)	(112)	140	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	136	191	(59)	4	[4,5]
Inventories	(3,118)	(3,069)	—	(49)[4]
Accounts payable	(334)	(342)	(2)	10	[4]
Accrued expenses	32	69	(38)	1	[4]
Accrued wages, salaries and employee benefits	(643)	(636)	(7)	—
Customer advances	306	306	—	—
Other assets - net	(20)	(5)	(21)	6	[4]
Other liabilities - net	34	(89)	130	(7)[4]
Net cash provided by (used for) operating activities	3,218	2,509	854	(145)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(2,270)	(2,259)	(11)	—
Expenditures for equipment leased to others	(1,256)	(65)	(1,330)	139	[4,9]
Proceeds from disposals of leased assets and property, plant and equipment	840	154	702	(16)[4]
Additions to finance receivables	(8,835)	—	(14,195)	5,360	[5,8,9]
Collections of finance receivables	6,567	—	11,253	(4,686)[5,9]
Net intercompany purchased receivables	—	—	366	(366)[5]
Proceeds from sale of finance receivables	109	—	109	—
Net intercompany borrowings	—	(203)	17	186	[6]
Investments and acquisitions (net of cash acquired)	(542)	(486)	—	(56)[9]
Proceeds from sale of businesses and investments (net of cash sold)	1,009	1,489	—	(480)[8]
Proceeds from sale of available-for-sale securities	243	24	219	—
Investments in available-for-sale securities	(299)	(6)	(293)	—
Other - net	82	36	46	—
Net cash provided by (used for) investing activities	(4,352)	(1,316)	(3,117)	81
Cash flow from financing activities:
Dividends paid	(937)	(937)	(250)	250	[7]
Distribution to noncontrolling interests	(5)	(5)	—	—
Common stock issued, including treasury shares reissued	41	41	—	—
Excess tax benefit from stock-based compensation	165	165	—	—
Acquisitions of redeemable noncontrolling interests	(444)	(444)	—	—
Net intercompany borrowings	—	(17)	203	(186)[6]
Proceeds from debt issued (original maturities greater than three months)	11,632	2,015	9,617	—
Payments on debt (original maturities greater than three months)	(6,727)	(485)	(6,242)	—
Short-term borrowings - net (original maturities three months or less)	166	38	128	—
Net cash provided by (used for) financing activities	3,891	371	3,456	64
Effect of exchange rate changes on cash	(125)	(30)	(95)	—
Increase (decrease) in cash and short-term investments	2,632	1,534	1,098	—
Cash and short-term investments at beginning of period	3,057	1,829	1,228	—
Cash and short-term investments at end of period	$5,689	$3,363	$2,326	$—

1       Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2       Elimination of Financial Products’ profit after tax due to equity method of accounting.

3       Elimination of non-cash adjustment for the undistributed earnings from Financial Products.

4       Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5       Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6       Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.

7       Elimination of dividend from Financial Products to Machinery and Power Systems.

8       Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of portions of the Bucyrus distribution business to Cat dealers.

9       Reclassification of Financial Products’ payments related to Machinery and Power Systems’ acquisition of Caterpillar Tohoku Limited.

#